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                        ARGUE PEARSON HARBISON & MYERS
                               ATTORNEYS AT LAW

JOHN C. ARGUE                                 801 SOUTH FLOWER STREET
DON M. PEARSON *                        LOS ANGELES, CALIFORNIA 90017-4000
STEPHEN F. HARBISON                              (213) 622-3100
WILLIAM A. JONES                                   -----------
JERRY K. STAUB                                       TELEFAX
DOUGLAS F. GALANTER                              (213) 622-7575
ANTHONY M. VIENNA                                  -----------
THOMAS R. SCHALOW                                  OF COUNSEL
PHILIP J. KAPLAN                                JOSEPH H. LAZARA
TODD DANIEL BELD                                   -----------
RICHARD G. RASMUSSEN                              LOUIS W. MYERS
PATRICIA VENEGAS                                   (1943-1993)
SCOTT A. CHAPLAN                                 OUR FILE NUMBER
   ---------
* A LAW CORPORATION
                                April 5, 1994

Beverly Enterprises, Inc.
1200 South Waldron Road
No. 155
Fort Smith, Arkansas 72903


                    RE:   1,000,000 SHARES OF COMMON STOCK


Gentlemen:

          At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement") to be filed by Beverly Enterprises, Inc. (the "Company") with the Securities and Exchange Commission in connection with the registration of 1,000,000 shares of Common Stock to be sold in a secondary offering by the President and Fellows of Harvard College, a Massachusetts Educational Corporation as the selling stockholder.

          We are advised that the selling stockholder acquired the shares pursuant to its exercise, on January 26, 1994, of an option to acquire up to 1,000,000 shares at an exercise price of $12.00 per share. The option had been granted under a Stock Option Agreement dated as of January 26, 1984 and transferred to the selling stockholder pursuant to the Stock Option Purchase Agreement dated December 23, 1984 among the Company, Beverly Foundation and the selling stockholder. Under the Stock Option Purchase Agreement, the selling stockholder had certain rights to have the Company register the shares, which rights have been exercised.

          At such time as (a) the pertinent provisions of the 1933 Act and such "blue sky" and securities laws as may be applicable have been complied with, and (b) the certificates representing the Common Stock have been duly executed, countersigned, registered, and delivered against payment therefor as contemplated in the Registration Statement, the Common Stock will be legally issued, fully paid, and non-assessable.

          We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          /s/ ARGUE PEARSON HARBISON & MYERS
                                              Argue Pearson Harbison & Myers

                                  EXHIBIT 5